Exhibit 10.2

LEXINGTON CORPORATE PROPERTIES TRUST

NONVESTED SHARE AGREEMENT

This AGREEMENT is effective as of January ___, 2006 by and between Lexington Corporate Properties Trust, a Maryland real estate investment trust (the “Company”) and _________________________ (the “Participant”).

WITNESSETH THAT:

WHEREAS, the Participant, as an employee of the Company, is eligible to participate in the Lexington Corporate Properties Trust 1998 Share Option Plan (the “Plan”);

WHEREAS, the Company desires to provide an inducement and incentive to the Participant to perform duties and fulfill responsibilities on behalf of the Company at the highest level of dedication and competence;

WHEREAS, the Board of Trustees (the “Board”) of the Company, upon recommendation of the Compensation Committee of the Board, has approved the grant of the award to the Participant of the common shares of the Company, par value $0.0001, herein, subject to the terms and conditions of the Plan and this Agreement, in order to incentivize the Participant’s performance and to enable the Participant to acquire an equity interest in the Company;

NOW, THEREFORE, in consideration of the agreements hereinafter contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Grant of Shares.

(a)          Subject to the restrictions and terms and conditions set forth in this Agreement and the Plan, including the Vesting Period (defined in Section 2 hereof), the Company hereby awards to the Participant __________ common shares of the Company (the “Common Shares”) as of January ___, 2006.

(b)          The Participant agrees that the Participant’s ownership of the Common Shares shall be evidenced solely by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated share transfer agent in the Participant’s name. Upon expiration of the applicable portion of the Vesting Period, a certificate or certificates representing the shares of Common Shares as to which the Vesting Period has so lapsed shall be delivered to the Participant by the Company, subject to satisfaction of any tax obligations in accordance with Section 5 hereof.

2.	Vesting of Common Shares.

(a)	Subject to Section 3 hereof:

(i)           fifty-percent of the Common Shares shall vest in full as of December 31, 2010, provided that the Participant is then employed by the Company; and

(ii)          fifty-percent of the Common Shares shall become earned and vested as follows: one-fifth of such Common Shares shall be earned upon the attainment of certain Performance Criteria (hereinafter defined) in any fiscal year of the Company during the five-year period commencing with January1, 2006 (or at such time as otherwise provided in Section 2(b)(i) hereof) (the “Performance Period”); and the Common Shares earned pursuant to the preceding clause shall vest in full as of December 31, 2010, provided that the Participant is then employed by the Company (the “Vesting Period”). In no event will more than one-fifth of such Common Shares become earned with respect to the satisfaction of Performance Criteria for any one fiscal year.

(b)          The Performance Criteria are satisfied with respect to a fiscal year of the Company if the Company achieves a total shareholder return (“TSR”), defined in Section 2(b)(ii) hereof, for such fiscal year that is equal to the lesser of: (x) of at least ten percent (10%) pursuant to Section 2(b)(i) hereof or (y) the Morgan Stanley REIT Index commencing on January 1, 2006.

(i)            For purposes of determining whether the Company achieves a TSR of at least 10% in any fiscal year, such TSR shall first be calculated pursuant to Section 2(b)(ii) hereof. If such return is at least 10%, then the Performance Criteria for such fiscal year shall be satisfied. The portion of TSR in excess of 10% (“Excess TSR”) shall be carried back and added to any preceding fiscal years in the Performance Period in which the Performance Criteria has not (as of the time of the carry back) been satisfied (under either Section 2(b)(x) or (y)), beginning with the first immediately preceding fiscal year in which such Performance Criteria have not been met. If, as a result of a carry back, the TSR (as adjusted under this subsection) with respect to a preceding fiscal year reaches 10%, then the Performance Criteria for such fiscal year shall be treated as satisfied at the time of such carry back. In the event Excess TSR is not absorbed after it is carried back to each preceding year in which the Performance Criteria are not met, any remaining Excess TSR may be carried forward and added to any succeeding fiscal years in the Performance Period, after the foregoing TSR calculations are made with respect to such succeeding year, beginning with the first such succeeding fiscal year. If, as a result of a carry forward, the TSR (as adjusted under this subsection) with respect to such succeeding fiscal year reaches 10%, then the Performance Criteria for such fiscal year shall be satisfied as of the end of such year. In no event shall any amount of Excess TSR be utilized more than once as a carry back or carry forward amount.

(ii)          For purposes of Section 2(b)(i)hereof, TSR with respect to a fiscal year shall mean the sum of the Company’s dividend yield and the Company’s share appreciation for such year, based on a starting share price equal to the trailing 5-day average closing price of the Company’s common stock on the New York Stock Exchange as of January 1st.

3.	Nontransferability and Acceleration/Forfeiture.

(a)          The Participant acknowledges that prior to the expiration of the applicable Vesting Period, the Common Shares may not be sold, transferred, pledged, assigned, encumbered or otherwise disposed of (whether voluntarily or involuntarily or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy)). Upon the expiration of the applicable portion of the Vesting Period, as set forth in Section 2 hereof, the restrictions set forth in this Agreement with respect to the Common Shares theretofore subject to such expired Vesting Period shall lapse.

(b)          In the event of (i) a termination of Participant’s employment with the Company by the Participant for Good Reason (as defined in the employment agreement between the Participant and the Company in effect at such time (the "Employment Agreement")), (ii) a termination of the Participant’s employment with the Company by the Company without Cause (as defined in the Employment Agreement), (iii) a Change of Control (as defined in the Employment Agreement), (iv) a termination of the Participant’s employment with the Company in a Pre-Change of Control Termination (as defined in the Employment Agreement), (v) or the Participant’s death, in any such case prior to the expiration of the Vesting Period, the Vesting Period shall terminate, and all of the Common Shares not theretofore forfeited in accordance with this Agreement shall become fully vested and nonforfeitable as of the date of the Change of Control or the Participant’s death, as applicable.

(c)          If the Participant ceases to be employed by the Company prior to the complete expiration of the Vesting Period under circumstances other than those set forth in Section 3(b) hereof, the Participant agrees that all of the Common Shares, that are nonvested in accordance with Section 2 hereof as of the date of such termination, shall be immediately and unconditionally forfeited and will revert to the Company without any action required by the Participant or the Company.

4.            Rights as Shareholder. The Participant shall have all rights of a shareholder with respect to the Common Shares for record dates occurring on or after the date of this Agreement and prior to the date any such Common Shares are forfeited in accordance with this Agreement, including without limitation payment to the Participant of any cash dividends or distributions declared during such period with respect to the Common Shares.

5.            Withholding Tax Obligations. The Participant acknowledges the existence of federal, state and local income tax and employment tax withholding obligations with respect to the Common Shares and agrees that such obligations must be met. The Participant shall be required to pay and the Company shall have the right to withhold or otherwise require a Participant to remit to the Company any amount sufficient to pay any such taxes no later than the date as of which the value of any Common Shares first become includible in the Participant’s gross income for income or employment tax purposes, provided however that the Board of Trustees may permit the Participant to elect withholding Common Shares otherwise deliverable to the Participant in full or partial satisfaction of such tax obligations, provided further however that the amount of Common Shares so withheld shall not exceed the minimum statutory withholding tax obligation. If tax withholding is required by applicable law, in no event shall Common Shares be delivered to the Participant until he has paid to the Company in cash the amount of such tax required to be withheld by the Company or otherwise entered into an agreement satisfactory to the Company providing for payment of withholding tax. The Participant hereby notifies the Company that he will not make an election with respect to any portion of the Common Shares pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended.

6.            Limitation of Rights. Nothing contained herein shall be construed as conferring upon the Participant the right to continue in the employ of the Company as a Participant or in any other capacity or to interfere with the Company’s right to discharge him at any time for any reason whatsoever.

7.            Receipt of Plan. The Participant acknowledges receipt of a copy of the Plan and agrees to be bound by all terms and provisions thereof. If and to the extent that any provision herein is inconsistent with the Plan, the Plan shall govern.

8.            Assignment. This Agreement shall be binding upon and inure to the benefits of the Company, its successors and assigns and the Participant and his heirs, executors, administrators and legal representatives.

9.            Governing Law. This Agreement and the obligation of the Company to transfer Common Shares shall be subject to all applicable federal and state laws, rules and regulations and any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Compensation Committee of the Company shall, in its sole discretion, determine to be necessary or applicable. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

10.          Amendment. Except as otherwise permitted by the Plan, this Agreement may not be modified or amended, nor may any provision hereof be waived, in any way except in writing signed by the party against whom enforcement thereof is sought.

11.          Execution. This Agreement may be executed in counterparts each of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and the Participant has executed this Agreement effective as of the date first above written.

LEXINGTON CORPORATE PROPERTIES TRUST

By:/s/ Name: T. Wilson Eglin

Name: T. Wilson Eglin

Title:	Chief Executive Officer

PARTICIPANT